Exhibit 99.1

546 E. Main Street • Lexington, KY 40508 • 859-226-4356 • www.triplecrownmedia.com

News Release
September 28, 2006

TRIPLE CROWN MEDIA, INC. ANNOUNCES YEAR END RESULTS

Lexington, Kentucky – Triple Crown Media, Inc. (Nasdaq: TCMI) announces net income available to common shareholders of $3,390,000, or $0.66 per share, and total revenue of $21,731,000 for the quarter ended June 30, 2006. Included in the results was a gain on disposal of discontinued operations net of tax of $5,685,000.  For the quarter the Company had a loss on continuing operations of ($2,024,000), or ($0.39) per share.

In April of 2006, the Company elected to change its fiscal year end from December 31 to a new fiscal year end of June 30.  For the year ended June 30, 2006, the Company had net income available to common shareholders of $3,854,000, or $0.75 per share, and total revenue of $54,379,000. Included in the results was a gain on disposal of discontinued operations net of tax of $5,685,000.  For the year ended June 30, 2006, the Company had a loss on continuing operations of ($1,560,000), or ($0.30) per share.

The six months ended June 30, 2006 represent the Company’s first fiscal year end period since becoming a separate, stand-alone public entity.  On December 30, 2005, Gray Television, Inc. distributed all of our common stock to its shareholders in a spin-off, and immediately following the consummation of the spin-off, on December 30, 2005, we acquired Bull Run Corporation.

“We are excited that revenues at our Association Management Services, Collegiate Marketing and Production Services, and Newspaper businesses experienced an increase of 10%, 8%, and 11%, respectively, compared to the same period last year,” said Thomas J. Stultz, President and CEO of Triple Crown Media.  “The operating results of our Collegiate Marketing and Newspaper businesses improved over the comparable period last year and the Association Management Services business was flat. Our GrayLink Wireless business continued to decline, although at a slower pace and continued to provide a positive contribution to our operating results.”

Certain of the Company’s expenses for periods prior to the spin-off, including income tax expense and corporate and administrative expenses, result from allocations of costs and expenses from Gray.  Prior to the spin-off, Gray provided the capitalization for the Company, and as a result the Company had no interest-bearing debt during the six months ended June 30, 2005.  Therefore, the reported financial results for the six months ended June 30, 2005 are not indicative of the financial results of the Company as a separate, stand-alone public entity.

Triple Crown Media owns and operates six daily newspapers and one weekly newspaper in Georgia, and provides paging and other wireless services in non-major metropolitan areas in Alabama, Florida and Georgia, where it also operates 14 retail locations.  Triple Crown Media, through its subsidiary, Host Communications, Inc., is engaged in the Collegiate Marketing and Production Services business and Association Management Services business. The Collegiate Marketing and Production Services business provides sports marketing and production services to a number of collegiate conferences and universities and, through a contract with CBS Sports, on behalf of the National Collegiate Athletic Association. The Association Management Services business provides various associations with services such as member communication, recruitment and retention, conference planning, Internet web site management, marketing and administration.

Conference Call Information:

Triple Crown Media, Inc. will host a conference call to discuss its year end results on Monday October 2, 2006 at 2:00 PM eastern time.  The live dial-in phone number is 1-866-510-0710 (participant pass code 53756591). The call will be web cast live and will be available for replay at www.triplecrownmedia.com.  The taped replay of the conference call will be available at 1-888-286-8010 (participant pass code 60961310) until October 9, 2006.

TRIPLE CROWN MEDIA, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Year Ended December 31, 2005		Six Months Ended June 30, 2006

Operating revenues:
Publishing		$40,237	$22,047
Collegiate marketing and production services		97	24,174
Association management services		16	4,701
Wireless		7,507	3,457

		47,857	54,379
Expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Publishing		30,304	15,829
Collegiate marketing and production services		101	22,370
Association management services		12	3,472
Wireless		6,336	2,965
Corporate and administrative		1,117	2,594
Depreciation		1,436	1,130
Amortization and impairment of intangible assets		3,216	1,406
Loss (gain) on disposal of assets, net		(432)	—

		42,090	49,766

Operating income		5,767	4,613
Other (expense):
Interest expense related to Series B preferred stock		(1)	(226)
Interest expense, other		(236)	(5,917)
Debt issue cost amortization		(3)	(608)
Miscellaneous income, net		—	—

Income (loss) from continuing operations before income taxes		5,527	(2,138)
Income tax expense (benefit)		2,098	(578)

Earnings (loss) from continuing operations		3,429	(1,560)
Income from discontinued operations, net of tax		988	271
Gain on disposal of discontinued operations, net of tax		—	5,685

Net income		4,417	4,396
Series A preferred stock dividends accrued		(3)	(542)

Net income available to common stockholders		$4,414	$3,854

Basic and diluted per share information:
Earnings (loss) from continuing operations		$0.70	$(0.30)
Income from discontinued operations		$0.20	$0.05
Gain on disposal of discontinued operations, net of tax	$		$1.11
Net income		$0.91	$0.86
Net income available to common stockholders		$0.91	$0.75
Weighted average shares outstanding		4,871	5,139

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act:

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission, which is on file with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s website at www.sec.gov.

Contacts:

Thomas J. Stultz, President & Chief Executive Officer, at (859) 226-4356, or Mark G. Meikle, Executive Vice President & Chief Financial Officer, at (859) 226-4376